EXHIBIT 23.2

The Directors
Lloyds TSB Group plc
25 Gresham Street
London
EC2V 7HN

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 8 June 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Lloyds TSB Group plc’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
South Hampton, United Kingdom
15 June, 2007